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                                                                   Exhibit 23.1
Consent of Independent Auditors

The Board of Directors
Philadelphia Suburban Corporation:

We consent to the use of our reports dated February 1, 1994 incorporated by reference in this Registration Statement on Form S-3 of Philadelphia Suburban Corporation and subsidiaries, relating to the consolidated balance sheets of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of income and cash flows and schedules for each of the years in the three-year period ended December 31, 1993 which reports are included in or incorporated by reference in the December 31, 1993 Annual Report on Form 10-K of Philadelphia Suburban Corporation and subsidiaries and to the reference to our firm under the heading 'Experts' in this Registration Statement.

/s/ KPMG Peat Marwick

Philadelphia, Pennsylvania
August 1, 1994


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